Exhibit 3.3

AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ANTERO RESOURCES APPALACHIAN CORPORATION

Antero Resources Appalachian Corporation (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.             The original Certificate of Incorporation of the Corporation was filed under the name Antero Resources Barnett Corporation with the filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware on March 18, 2008.

2.             This Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted and approved in accordance with Sections 242 of the General Corporation Law of the State of Delaware.

3.             Article FIRST of the Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

FIRST.  The name of the Corporation is Antero Resources Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on the 10th day of June, 2013.

ANTERO RESOURCES APPALACHIAN CORPORATION

By:	/s/ Alvyn A. Schopp
Name:	Alvyn A. Schopp
Title:	Vice President of Accounting & Administration / Treasurer